NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	($ in millions, except per share amounts)

Railway operating revenues:
Coal (note 1)	$571	$876	$1,684	$2,313
General merchandise	1,103	1,458	3,056	4,268
Intermodal	389	560	1,123	1,578
Total railway operating revenues	2,063	2,894	5,863	8,159

Railway operating expenses:
Compensation and benefits (note 2)	598	708	1,788	2,075
Purchased services and rents	352	419	1,041	1,194
Fuel	192	474	504	1,369
Depreciation	210	201	624	598
Materials and other (note 3)	149	198	493	652
Total railway operating expenses	1,501	2,000	4,450	5,888

Income from railway operations	562	894	1,413	2,271

Other income - net	37	39	90	92
Interest expense on debt	118	111	348	332

Income before income taxes	481	822	1,155	2,031

Provision for income taxes:
Current	80	184	255	586
Deferred	98	118	173	181
Total income taxes	178	302	428	767

Net income	$303	$520	$727	$1,264

Earnings per share (note 4):
Basic	$0.82	$1.39	$1.97	$3.36
Diluted	$0.81	$1.37	$1.94	$3.30

Weighted average shares outstanding (millions) (notes 4 & 5):
Basic	367.3	372.5	366.8	374.4
Diluted	372.5	380.5	371.7	382.6
See accompanying notes to consolidated financial statements.

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2009	2008
	($ in millions)

Assets
Current assets:
Cash and cash equivalents	$999	$618
Accounts receivable - net	855	870
Materials and supplies	172	194
Deferred income taxes	152	149
Other current assets	55	168
Total current assets	2,233	1,999

Investments	2,067	1,779

Properties less accumulated depreciation	22,490	22,247

Other assets	285	272

Total assets	$27,075	$26,297

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$980	$1,140
Income and other taxes	219	261
Other current liabilities	287	220
Current maturities of long-term debt	380	484
Total current liabilities	1,866	2,105

Long-term debt	6,685	6,183

Other liabilities	1,892	2,030

Deferred income taxes	6,566	6,372
Total liabilities	17,009	16,690

Stockholders' equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 367,893,915 and 366,233,106 shares,respectively, net of treasury shares

	369	368
Additional paid-in capital	1,761	1,680
Accumulated other comprehensive loss	(912)	(942)
Retained income	8,848	8,501
Total stockholders' equity	10,066	9,607

Total liabilities and stockholders' equity	$27,075	$26,297

See accompanying notes to consolidated financial statements.

NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30,
	2009	2008
	($ in millions)

Cash flows from operating activities:
Net income	$727	$1,264
Reconciliation of net income to net cash provided
by operating activities:
Depreciation	630	606
Deferred income taxes	173	181
Gains and losses on properties	(13)	(24)
Changes in assets and liabilities affecting operations:
Accounts receivable	(26)	63
Materials and supplies	22	(34)
Other current assets	111	93
Current liabilities other than debt	(184)	(80)
Other - net	(65)	6
Net cash provided by operating activities	1,375	2,075

Cash flows from investing activities:
Property additions	(919)	(1,104)
Property sales and other transactions	61	74
Investments, including short-term	(119)	(34)
Investment sales and other transactions	10	254
Net cash used in investing activities	(967)	(810)

Cash flows from financing activities:
Dividends	(374)	(338)
Common stock issued - net	32	224
Purchase and retirement of common stock (note 5)	-	(899)
Proceeds from borrowings - net	990	1,225
Debt repayments	(675)	(1,126)
Net cash used in financing activities	(27)	(914)

Net increase in cash and cash equivalents	381	351

Cash and cash equivalents:
At beginning of year	618	206

At end of period	$999	$557

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$288	$254
Income taxes (net of refunds)	$234	$401

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.   COAL REVENUES

Third quarter 2008 includes $22 million related to a coal customer's 2008 contracted volume shortfall and a nonrecurring effect related to the implementation of NS' new export coal billing system.

2.   LABOR AGREEMENT

Third quarter 2008 includes $28 million for lump-sum payments (including payroll taxes) due under a new labor agreement with the Brotherhood of Locomotive Engineers and Trainmen (BLET).

3.   MATERIALS AND OTHER

Second quarter 2009 includes a $21 million favorable adjustment related to settlement of a multi-year state tax dispute.

4.   EARNINGS PER SHARE

In the first quarter of 2009, NS adopted the provisions of the Financial Accounting Standards Board Staff Position (FSP) EITF No. 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities" (Accounting Standards Codification (ASC) 260-10), which requires the treatment of unvested stock options receiving dividend equivalents as participating securities in computing earnings per share under the two-class method.  NS has retrospectively applied the provisions of this FSP.  Accordingly, for basic earnings per share, income available to common stockholders for the third quarter 2009 and 2008 reflects a $2 million and $3 million reduction, respectively, and for the first nine months of 2009 and 2008 a $6 million and $7 million reduction, respectively, from net income for the effect of dividend equivalent payments made to holders of stock options.  In addition, for the third quarter and first nine months of 2009, diluted earnings per share was calculated under the more dilutive two-class method (as compared to the treasury stock method) and income available to common stockholders reflects a $2 million and $6 million reduction, respectively, from net income for dividend equivalent payments.

5.   STOCK REPURCHASE PROGRAM

In March 2007, NS' Board of Directors amended the stock repurchase program that was authorized in November 2005 so as to increase the number of shares of NS common stock that may be repurchased from 50 million to 75 million.  In addition, the term of the program was shortened from December 31, 2015 to December 31, 2010.  During the first nine months of 2009, NS did not repurchase any shares of common stock.  Since inception of the stock repurchase program in 2006, NS has repurchased and retired 64.7 million shares at a total cost of $3.3 billion.